Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Full Year 2019 and Fourth Quarter Earnings;
Reaffirms 2020 Outlook

Dallas, January 30, 2020: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported GAAP diluted earnings per share of $6.89 and adjusted earnings per share of $9.53 for 2019. Net sales for the full year were $6.3 billion, as price and volume declined by 7 percent and 3 percent, respectively, from 2018. Despite weak demand and broad industry destocking across 2019, all businesses executed controllable actions centered on capturing new business opportunities, executing productivity initiatives, and deploying high-return capital to deliver solid performance. The Company generated robust operating cash flow of $1.5 billion and free cash flow of $1.1 billion. Celanese returned a record $1.3 billion in cash to shareholders during 2019, including $300 million in dividends and $1.0 billion in share repurchases. During the year, the Company repurchased 7 percent of total shares outstanding. Based primarily on further controllable actions including productivity initiatives and capital deployment, the Company expects to reach 2020 adjusted earnings of approximately $11 per share despite no assumed meaningful improvement from 2019 market conditions.
Celanese also recorded fourth quarter GAAP diluted earnings per share of $0.35 and adjusted earnings per share of $1.99. The difference between GAAP and adjusted earnings per share for the quarter was due primarily to Certain Items including a pension mark to market adjustment, a reserve related to the European Commission investigation, and the incident at Clear Lake.
"Against significant challenges throughout 2019, underpinned by disappointing global demand, our teams demonstrated great resiliency in delivering the second strongest performance in Celanese history. In this environment, our heightened focus on the factors within our control, including a robust productivity program and high-return capital deployment, has allowed us to weather these challenges and remain positioned to deliver on our long-term growth ambitions in 2020 and beyond," said Lori Ryerkerk, chief executive officer.

Fourth Quarter 2019 and Full Year 2019 Financial Highlights:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	539	591	622
Acetate Tow	148	158	161
Acetyl Chain	771	867	936
Intersegment Eliminations	(26)	(30)	(30)
Total	1,432	1,586	1,689

	Year Ended December 31,
	2019	2018
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	2,386	2,593
Acetate Tow	636	649
Acetyl Chain	3,392	4,042
Intersegment Eliminations	(117)	(129)
Total	6,297	7,155

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Engineered Materials	88	111	95
Acetate Tow	22	34	19
Acetyl Chain	108	180	211
Other Activities	(150)	(65)	(66)
Total	68	260	259

	Year Ended December 31,
	2019	2018
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Engineered Materials	446	460
Acetate Tow	52	130
Acetyl Chain	678	1,024
Other Activities	(342)	(280)
Total	834	1,334

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	45	265	101

Adjusted EBIT(1)
Engineered Materials	136	154	150
Acetate Tow	54	71	53
Acetyl Chain	144	191	215
Other Activities	(31)	(40)	(25)
Total	303	376	393

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	45	41	49
Acetate Tow	24	27	25

Operating EBITDA(1)	387	458	471
Diluted EPS - continuing operations	$0.35	$2.17	$0.73
Diluted EPS - total	$0.36	$2.13	$0.75
Adjusted EPS(1)	$1.99	$2.53	$2.38

Net cash provided by (used in) investing activities	(168)	(82)	(98)
Net cash provided by (used in) financing activities	(199)	(299)	(526)
Net cash provided by (used in) operating activities	326	397	363
Free cash flow(1)	179	315	261
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

	Year Ended December 31,
	2019	2018
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	858	1,213

Adjusted EBIT(1)
Engineered Materials	621	694
Acetate Tow	268	273
Acetyl Chain	727	1,022
Other Activities	(140)	(137)
Total	1,476	1,852

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	168	219
Acetate Tow	112	116

Operating EBITDA(1)	1,805	2,168
Diluted EPS - continuing operations	$6.89	$8.95
Diluted EPS - total	$6.84	$8.91
Adjusted EPS(1)	$9.53	$11.00

Net cash provided by (used in) investing activities	(493)	(507)
Net cash provided by (used in) financing activities	(935)	(1,165)
Net cash provided by (used in) operating activities	1,454	1,558
Free cash flow(1)	1,074	1,198
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

Full Year Business Segment Overview
Engineered Materials
Engineered Materials generated net sales of $2.4 billion, down 8 percent over 2018 due to a 5 percent decline in volume and a 3 percent currency headwind. Continued success in execution of the project pipeline model to deliver over 4,000 wins in the year and targeted commercial actions offset the majority of volume and price headwinds in 2019, which resulted from broad demand softness, industry destocking, and a seasonally weaker than anticipated fourth quarter. The business delivered GAAP operating profit of $446 million and adjusted EBIT of $621 million. While GAAP operating profit of the business fell 3 percent year over year, adjusted EBIT fell 11 percent, primarily due to lower than expected affiliate earnings which declined 23 percent over the same period. Execution in the base business of engineered materials, excluding affiliates, offset most of the demand headwinds while expanding full year adjusted EBIT margins to 19 percent in the base business, 70 basis points higher than 2018.
Acetyl Chain
The Acetyl Chain delivered 2019 net sales of $3.4 billion, a decline of 16 percent over last year. Volume in 2019 was down 1 percent over the prior year as the business offset most of the impact of the outage at Clear Lake by flexing its global production network and sourcing capabilities. Price declined 13 percent off 2018 levels as global industry utilization fell due to demand softness and limited outage and curtailment activity, particularly in acetic acid. Despite significant pricing headwinds, the Acetyl Chain continued to generate elevated foundational earnings with GAAP operating profit of $678 million and adjusted EBIT of $727 million, at margins of 20 percent or higher. Throughout 2019, the Acetyl Chain pivoted downstream from acetic acid into VAM and emulsions, delivering 8 percent more tonnage down the acetyl value chain. Additionally, the business dynamically optimized the regional sales mix in 2019 to reduce sales exposure to Asia and increase volume sold in the Western Hemisphere where pricing fell less sharply. By exercising the full breadth of flexibility across its global network and integrated product chain, the business has delivered multiple years of sustained profitability by capturing the highest value commercial opportunities.
Acetate Tow
Acetate Tow recorded GAAP operating profit of $52 million and adjusted EBIT of $268 million for 2019. Full year net sales of $636 million reflected pricing that was flat year over year and volume that fell 2 percent due to continued gradual decline in secular demand. Despite declining demand, the business continues to display a stabilized earnings profile due to contributions from productivity initiatives. Dividends from affiliates were $112 million in 2019, consistent with the prior year.

Recent Highlights

•
Signed an agreement to acquire Elotex, a leading manufacturer of redispersible polymer powders, further extending the Acetyl Chain integrated product chain and expanding derivatization optionality within its global network.

•	Commissioned two new Engineered Materials compounding lines in Suzhou and Nanjing, China to support new business in the fastest growing region of the world.

•
Initiated preparations to consolidate Engineered Materials compounding operations at the Shelby, North Carolina site to other existing facilities by the middle of 2020. Completed 2019 site consolidations at Castel Goffredo, Italy and Lebanon, Tennessee as part of the ongoing strategic optimization of the Engineered Materials global footprint.

•	Announced a strategic expansion of the global emulsion polymers production network including low-capital expansion and debottlenecking projects in Nanjing, China and Geleen, Netherlands.

•
Delivered over 4,000 Engineered Materials project commercializations in 2019 with fourth quarter wins in targeted applications of medical and pharma, electric vehicles and 5G electronics. Examples include the center console on a highly anticipated electric vehicle currently in development and an antenna application with a leading global smartphone manufacturer.

•
Signed a comprehensive strategic cooperation and development agreement with Oriental Yuhong to further promote the sustainable development of waterproofing technologies based on vinyl emulsion technology.

•
Announced that the Acetyl Chain's ethylene-based VAM technology received the designation as a “Green Technology” in China for its low carbon emissions, low energy consumption, and low content of heavy components.

Fourth Quarter Business Segment Overview
Engineered Materials
Engineered Materials delivered fourth quarter net sales of $539 million, a 9 percent decline from the prior quarter due to a decline in sequential volume. Volume headwinds in the fourth quarter were more significant than anticipated primarily due to high seasonality in the Western Hemisphere that was not offset by any sequential revenue growth in Asia as in past years. Other unique dynamics further pressured volume in the quarter including reduced demand for products used in capital goods manufacturing and a slower than predicted ramp up following the resolution of the General Motors auto workers' strike. The business delivered fourth quarter GAAP operating profit of $88 million and adjusted EBIT of $136 million at margins of 16.3 percent and 25.2 percent, respectively. Pricing levels were maintained over the third quarter despite challenging demand dynamics as the segment preserved highest value business, resulting in higher margins than the same period last year. Affiliates contributed $45 million in earnings in the fourth quarter, a sequential improvement of $4 million.
Acetyl Chain
The Acetyl Chain recorded fourth quarter net sales of $771 million, driven by an 11 percent sequential decline in volume due primarily to normal winter seasonality and the impact of the Clear Lake incident. Fourth quarter GAAP operating profit of $108 million reflected an impact from the Clear Lake incident approaching $60 million. Adjusted EBIT of $144 million was impacted by the incident by approximately $20 million as the business worked to minimize lost volume and incremental sourcing costs. Repairs and restart of the Clear Lake carbon monoxide (CO) unit were completed in the middle of the fourth quarter and all production units on site are again operating at full rates. As fourth quarter industry pricing for acetic acid continued to deteriorate sequentially despite Clear Lake's limited supply to the industry, the business continued to pivot to VAM and emulsions where it placed 6 percent more tonnage downstream than the same period last year. By activating its global network in response to industry dynamics, the Acetyl Chain continued to deliver consistently elevated earnings performance in the fourth quarter, considering the unique impact of the Clear Lake incident and normal end of year seasonality.
Acetate Tow
Acetate Tow delivered GAAP operating profit of $22 million and adjusted EBIT of $54 million in the fourth quarter. Earnings in the quarter were consistent with the same period last year and down sequentially due to certain timing factors including affiliate dividends. Pricing remained stable year over year. Acetate Tow finalized the shutdown of its production facility at Ocotlán, Mexico in the fourth quarter contributing additional savings to support consistent earnings performance in 2020.
Cash Flow and Tax
Celanese generated 2019 operating cash flow of $1.5 billion and free cash flow of $1.1 billion. Capital expenditures in 2019 were $370 million, approximately $30 million higher than 2018 primarily due to the global acetic acid reconfiguration project. The Company returned a record $1.3 billion of cash to shareholders in 2019, including $1.0 billion in share repurchases and $300 million in cash dividends. Celanese completed $225 million in share repurchases in the fourth quarter with $1.2 billion remaining under the current share repurchase authorization as of year end. The effective US GAAP tax rate was 13 percent for 2019 compared to 19 percent for 2018, primarily resulting from a change in sourcing of US earnings between domestic and foreign sources, and new treasury guidance issued in the fourth quarter and the associated impact to projected foreign tax credit utilization and release of valuation allowances in the year. The tax rate for adjusted earnings per share was 13 percent for 2019, 1 percent lower year over year, due to the same factors impacting foreign tax credits.
Outlook
"As demand levels in the fourth quarter were softer than anticipated, we do not expect any meaningful improvement in the demand landscape across 2020 versus 2019. We are challenging our organization to offset significant incremental turnaround expenses in the year to reach 2020 adjusted earnings of $11 per share driven by factors within our control. Adjusted earnings per share in 2020 should be back half loaded as a result of cumulative returns from productivity and capital deployment as well as $70 to $80 million of turnaround expense in the Acetyl Chain and Engineered Materials occurring almost entirely in the first half. Our teams are hard at work executing on countless projects and initiatives at all levels of the organization that will be critical in delivering this growth target," said Lori Ryerkerk, chief executive officer.

The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The Company's prepared remarks related to the fourth quarter and full year results will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library after market close on January 30, 2020. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 30, 2020 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In $ millions, except share and per share data)
Net sales	1,432	1,586	1,689
Cost of sales	(1,116)	(1,172)	(1,269)
Gross profit	316	414	420
Selling, general and administrative expenses	(125)	(120)	(134)
Amortization of intangible assets	(6)	(6)	(6)
Research and development expenses	(17)	(17)	(18)
Other (charges) gains, net	(102)	(7)	—
Foreign exchange gain (loss), net	2	(1)	(2)
Gain (loss) on disposition of businesses and assets, net	—	(3)	(1)
Operating profit (loss)	68	260	259
Equity in net earnings (loss) of affiliates	48	45	53
Non-operating pension and other postretirement employee benefit (expense) income	(71)	17	(139)
Interest expense	(28)	(27)	(30)
Refinancing expense	—	—	(1)
Interest income	2	1	2
Dividend income - equity investments	24	27	25
Other income (expense), net	(2)	—	5
Earnings (loss) from continuing operations before tax	41	323	174
Income tax (provision) benefit	3	(53)	(76)
Earnings (loss) from continuing operations	44	270	98
Earnings (loss) from operation of discontinued operations	1	(6)	4
Income tax (provision) benefit from discontinued operations	—	1	(1)
Earnings (loss) from discontinued operations	1	(5)	3
Net earnings (loss)	45	265	101
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	43	263	99
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	42	268	96
Earnings (loss) from discontinued operations	1	(5)	3
Net earnings (loss)	43	263	99
Earnings (loss) per common share - basic
Continuing operations	0.35	2.18	0.73
Discontinued operations	0.01	(0.04)	0.02
Net earnings (loss) - basic	0.36	2.14	0.75
Earnings (loss) per common share - diluted
Continuing operations	0.35	2.17	0.73
Discontinued operations	0.01	(0.04)	0.02
Net earnings (loss) - diluted	0.36	2.13	0.75
Weighted average shares (in millions)
Basic	120.3	122.7	131.2
Diluted	120.9	123.3	132.1

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2019	2018
	(In $ millions, except share and per share data)
Net sales	6,297	7,155
Cost of sales	(4,691)	(5,183)
Gross profit	1,606	1,972
Selling, general and administrative expenses	(483)	(546)
Amortization of intangible assets	(24)	(24)
Research and development expenses	(67)	(72)
Other (charges) gains, net	(203)	9
Foreign exchange gain (loss), net	7	—
Gain (loss) on disposition of businesses and assets, net	(2)	(5)
Operating profit (loss)	834	1,334
Equity in net earnings (loss) of affiliates	182	233
Non-operating pension and other postretirement employee benefit (expense) income	(20)	(62)
Interest expense	(115)	(125)
Refinancing expense	(4)	(1)
Interest income	6	6
Dividend income - equity investments	113	117
Other income (expense), net	(8)	8
Earnings (loss) from continuing operations before tax	988	1,510
Income tax (provision) benefit	(124)	(292)
Earnings (loss) from continuing operations	864	1,218
Earnings (loss) from operation of discontinued operations	(8)	(5)
Income tax (provision) benefit from discontinued operations	2	—
Earnings (loss) from discontinued operations	(6)	(5)
Net earnings (loss)	858	1,213
Net (earnings) loss attributable to noncontrolling interests	(6)	(6)
Net earnings (loss) attributable to Celanese Corporation	852	1,207
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	858	1,212
Earnings (loss) from discontinued operations	(6)	(5)
Net earnings (loss)	852	1,207
Earnings (loss) per common share - basic
Continuing operations	6.93	9.03
Discontinued operations	(0.05)	(0.04)
Net earnings (loss) - basic	6.88	8.99
Earnings (loss) per common share - diluted
Continuing operations	6.89	8.95
Discontinued operations	(0.05)	(0.04)
Net earnings (loss) - diluted	6.84	8.91
Weighted average shares (in millions)
Basic	123.9	134.3
Diluted	124.7	135.4

Consolidated Balance Sheets - Unaudited

	As of December 31,
	2019	2018
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	463	439
Trade receivables - third party and affiliates, net	850	1,017
Non-trade receivables, net	331	301
Inventories	1,038	1,046
Marketable securities	40	31
Other assets	43	40
Total current assets	2,765	2,874
Investments in affiliates	975	979
Property, plant and equipment, net	3,713	3,719
Operating lease right-of-use assets	203	—
Deferred income taxes	96	84
Other assets	338	290
Goodwill	1,074	1,057
Intangible assets, net	312	310
Total assets	9,476	9,313
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	496	561
Trade payables - third party and affiliates	780	819
Other liabilities	461	343
Income taxes payable	17	56
Total current liabilities	1,754	1,779
Long-term debt, net of unamortized deferred financing costs	3,409	2,970
Deferred income taxes	257	255
Uncertain tax positions	165	158
Benefit obligations	589	564
Operating lease liabilities	181	—
Other liabilities	223	208
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,846)	(2,849)
Additional paid-in capital	254	233
Retained earnings	6,399	5,847
Accumulated other comprehensive income (loss), net	(300)	(247)
Total Celanese Corporation stockholders' equity	2,507	2,984
Noncontrolling interests	391	395
Total equity	2,898	3,379
Total liabilities and equity	9,476	9,313